UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   McGlothlin, James W.
   1000 Urban Center Drive, Suite 300
   Birmingham, AL  35242
   USA
2. Issuer Name and Ticker or Trading Symbol
   Birmingham Steel Corporation
   BIR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 2000
5. If Amendment, Date of Original (Month/Year)
   January 5, 2001
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Birmingham Steel Corporatio|      |    | |                  |   |           |                   |      |                           |
n                          |      |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/05/|S*  | |15,000            |D  |1.1250     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |12/15/|S*  | |7,400             |D  |1.3750     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |12/18/|S*  | |2,600             |D  |1.3750     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |12/22/|S*  | |17,500            |D  |1.2500     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |12/22/|S*  | |13,300            |D  |1.1875     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |12/26/|S*  | |5,000             |D  |1.1250     |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |12/26/|S*  | |19,800            |D  |1.000      |2,599,633          |I     |Control of United Entities |
                           |00    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |3,000              |D     |                           |
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                           |      |    | |                  |   |           |25,000             |I     |Owned by Spouse            |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Right to Buy          |        |     |    | |           |   |     |     |            |       |       |5,000       |D  |            |
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Stock Options         |        |     |    | |           |   |     |     |            |       |       |5000        |D  |            |
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Phantom Stock Units   |        |12/15|J-1 | |727.27     |A  |     |     |Common      |727.27 |1.3750 |5,264.14    |D  |            |
                      |        |/00  |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
J-1 = Phanton stock acquired through the Company Non-Employee Directors Deferred Compensation Plan
S* = The disposals occurred in a managed account which were not directed by the reporting person but by the client of the reporting person.
SIGNATURE OF REPORTING PERSON
**Catherine W. Pecher is the Reporting Agent
DATE
January 10,  2001